                                                                      EXHIBIT 12

                      H. J. HEINZ COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                           NINE MONTHS                            FISCAL YEARS ENDED
                              ENDED       ----------------------------------------------------------------------------
                        JANUARY 28, 1998   APRIL 30, 1997   MAY 1, 1996   MAY 3, 1995   APRIL 27, 1994   APRIL 28, 1993
                        ----------------   --------------   -----------   -----------   --------------   --------------
                                                          (IN THOUSANDS, EXCEPT RATIOS)
FIXED CHARGES:
  Interest Expense*......  $  192,291         $277,818      $  279,368    $  212,123      $  150,598        $147,113
  Capitalized Interest...       1,445            2,688           1,007           414             770           9,369
  Interest Component of
     Rental Expense......      22,620           27,382          26,728        24,200          26,638          26,433
                           ----------         --------      ----------    ----------      ----------        --------
       Total Fixed
          Charges........  $  216,356         $307,888      $  307,103    $  236,737      $  178,006        $182,915
                           ----------         --------      ----------    ----------      ----------        --------
EARNINGS:
  Income Before Income
     Taxes and Cumulative
     Effect of Accounting
     Change+.............  $  967,253         $479,064      $1,023,661    $  938,007      $  922,386        $715,781
  Add: Interest
     Expense*............     192,291          277,818         279,368       212,123         150,598         147,113
  Add: Interest Component
     of Rental Expense...      22,620           27,382          26,728        24,200          26,638          26,433
  Add: Amortization of
     Capitalized
     Interest............       2,672            3,454           3,399         3,465           3,327           2,944
                           ----------         --------      ----------    ----------      ----------        --------
  Earnings as Adjusted...  $1,184,836         $787,718      $1,333,156    $1,177,795      $1,102,949        $892,271
                           ----------         --------      ----------    ----------      ----------        --------
  Ratio of Earnings to
     Fixed Charges.......        5.48             2.56            4.34          4.98            6.20            4.88
                           ==========         ========      ==========    ==========      ==========        ========

---------

* Interest expense includes amortization of debt expense and any discount or premium relating to indebtedness.
+ During the fiscal year ended April 28, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."